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                              PLUS SOLUTIONS, INC.
                          152 West 57th St. - 4th Floor
                            New York, New York 10019




                                  May 30, 2002




VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

      Re:      Plus  Solutions, Inc. (the "Company")
               SEC File Number: 333-49816
               Form SB-2 and Amendment No. 1 to Form SB-2 Registration Statement
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Ladies and Gentlemen:

         We previously filed the above-referenced Form SB-2 Registration Statement and Amendment No. 1 to the Form SB-2 Registration Statement. We hereby request that such registration statements be withdrawn at your earliest convenience. If you have any questions concerning this matter, please contact Abraham Grossman, the Company's Secretary, at 212-541-5800.

         Thank you for your assistance in this matter.


                                            PLUS SOLUTIONS, INC.


                                            By: /s/ Max Golden
                                                --------------------------------
                                                Max Golden
                                                President